UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2009

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 State Highway 121 Bypass, Building A, Suite 250 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 17, 2009 U.S. Home Systems, Inc. (NasdaqNGM:USHS) and its wholly owned subsidiary, U.S. Remodelers, Inc. (collectively the “Company”) entered into a Stipulation and Settlement Agreement (Settlement Agreement) with Kenneth John Lodge, Judson Lertzman, Barbara Galaro and Michael Hopkins (Plaintiffs) and their counsel on behalf of themselves and each of the other class members in settlement of the class action lawsuit pending against the Company in the United States District Court for the Central District of California-Western Division (Lawsuit). The settlement, which is subject to, among other things, preliminary and final Court approval, will resolve all the claims in the Lawsuit. Without admitting any liability or wrongdoing of any kind, the Company has agreed to the payment of $1.5 million to settle the Lawsuit plus up to $10,000 to pay costs associated with the administration of the settlement. A copy of the Settlement Agreement is included as Exhibit 10.1 hereto and incorporated herein by reference.

The original complaint in this Lawsuit was filed by Plaintiffs (former employees of the Company) on July 3, 2007 in the Los Angeles County Supreme Court. The complaint was subsequently amended on August 3, 2007 and was removed to the United States District Court for the Central District of California. A second amended complaint was filed in the U.S. District Court on February 20, 2009. The Plaintiffs allege that the Company failed to reimburse its California employees for certain expenses they incurred during their employment with the Company, violated certain provisions of the California Business and Professions Code (prohibiting unfair business acts or practices) and failed to pay wages in violation of the California Labor Code. In the Lawsuit Plaintiffs seek damages, wages owed, injunctive relief, costs, attorney fees, punitive damages, interest, and penalties. The Plaintiffs asserted the claims on their behalf and a class of all others similarly situated. The parties have conducted a significant amount of motion practice during the prosecution of the Lawsuit, including the litigation over a motion to dismiss, motion to strike and multiple discovery motions. The parties have conducted extensive discovery and investigations of facts and law and have engaged in numerous personal and telephone conferences.

The parties have concluded that based on the disputed factual and legal issues involved in the Lawsuit and the benefits to be received by the parties pursuant to the settlement of the Lawsuit, including avoiding incurring any further expenses and attorney fees, it is in the best interest of Plaintiffs, class members and the Company to settle the Lawsuit.

In order to facilitate the settlement, the Company, solely for the purposes of the settlement, has consented to the conditional certification of the class, which are defined as any current or former employee of the Company who worked in California during the period from July 3, 2003 up to and including the preliminary Court approval date (class period), and who is a member of any of two subclasses, the commission subclass and the expense subclass.

The commission subclass means any class member who was paid or should have been paid by the Company any commission for any home improvement contracts or jobs sold in California. The expense subclass includes any class member who claims to have incurred any expenses related to or in connection with the selling of home improvement contracts or jobs in California because the class member purchased items necessary to discharge the duties of the job or because she or he was told, instructed, directed, recommended, suggested, or advised to purchase any items to do his or her job by anyone acting on behalf of the Company as an agent, employee, officer, supervisor or manager.

The settlement amount of $1.5 million will be allocated as follows:

•	$750,000 to class counsel for attorney s’ fees and costs;

•	$20,000 each to Plaintiffs, Kenneth John Lodge and Judson Lertzman;

•	$2,500 each to Plaintiffs, Barbara Galaro and Michael Hopkins; and

•	$705,000 distributable to the class members.

Additionally, the Company will pay $10,000 for costs associated with the administration of the settlement. If administration costs exceed $10,000, the class counsel shall pay such costs from their $750,000 attorney fees. Of the $705,000 distributable to the class members, $564,000 is allocated for commission claims and $141,000 is allocated for expense claims. The determination of the amount that each class member is due for his or her commission and/or expense claim is based on a formula as defined in the Settlement Agreement.

Because the litigation is a class action, the settlement is subject to the preliminary approval of the Court as well as the Court’s final approval after notice of the terms of the settlement has been provided to all class members. Timing of the approval process is dependent on the Court’s calendar. Class members have a right to opt-out of the class and may object to the terms of the settlement. Final consummation of the settlement must await the entry of final judgment approving the settlement as fair to all class members. However, such settlements are not uncommonly approved without some modification, which could be material to the settlement terms. Barring any unusual developments, the Company expects the settlement and approval process to be completed within a 4 to 6 month period.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Exhibits.

The following exhibit is filed with this report:

Exhibit Number	Description of Exhibit
10.1	Stipulation and Settlement Agreement in connection with Kenneth John Lodge, et al. (Plaintiffs) vs. U.S. Home Systems, Inc. and U.S. Remodelers, Inc. (Defendants), Case No. CV07-05409 CAS pending in the United States District Court for the Central District of California, effective July 17, 2009, subject to approval of the U.S. District Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 22nd day of July, 2009 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross
Chairman, President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Stipulation and Settlement Agreement in connection with Kenneth John Lodge, et al. (Plaintiffs) vs. U.S. Home Systems, Inc. and U.S. Remodelers, Inc. (Defendants), Case No. CV07-05409 CAS pending in the United States District Court for the Central District of California, effective July 17, 2009, subject to approval of the U.S. District Court.